Exhibit 99.1

SWM ANNOUNCES FOURTH QUARTER AND FULL YEAR 2020 RESULTS
FULL YEAR SALES AND CASH FLOW GROWTH DESPITE COVID-19 RELATED CHALLENGES

ALPHARETTA, GA, February 18, 2021 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) reported earnings results for the three months and year ended December 31, 2020.

Adjusted measures are reconciled to GAAP at the end of this release. Financial and operating comparisons are versus the prior year period and are from continuing operations. Figures may not sum to total due to rounding. Definitions: Advanced Materials & Structures (AMS), Engineered Papers (EP), "organic" - excluding acquisition benefit, "Tekra" - Tekra and Trient acquisition that closed in March 2020

Full Year 2020 Financial Results Summary

•Excellent performance in EP segment, resilience in AMS with key markets demonstrating strong growth in fourth quarter, finished 2020 with healthy balance sheet and very strong cash flow
•Total sales were $1,074.4 million, up 5.0%
•GAAP operating profit was $128.8 million, or 12.0% of sales, down 4%; Adjusted operating profit was $171.6 million, or 16.0% of sales, up 8%
•GAAP EPS was $2.66, down 4%, reflected restructuring and site closure expenses of $0.40 per share (mostly EP segment); Adjusted EPS was $3.68, up 4%
•Year-to-date operating cash flow was $161.6 million and free cash flow was $128.3 million

Fourth Quarter 2020 Financial Results Summary

•Fourth quarter results reflected a strong rebound in AMS organic sales, up 21%, and continued solid execution in EP
•Total sales were $279.4 million, up 17%
•GAAP operating profit was $23.3 million, or 8.3% of sales, down 6%; Adjusted operating profit was $35.9 million, or 12.8% of sales, up 14%
•GAAP EPS was $0.48, down 25%, and reflected EP segment restructuring and site closure expenses of $0.13 per share; Adjusted EPS was $0.77, down 4%

Management Commentary

Dr. Jeff Kramer, Chief Executive Officer, commented, "We are very proud of the performance of our business in a year marked by volatility and uncertainty. We delivered another year of Adjusted EPS growth to $3.68, over $128 million of free cash flow, and exited the year with strong organic sales momentum in AMS. These accomplishments were a testament to our global teams, who successfully navigated the many twists and turns of 2020, keeping each other safe, maintaining our operations, and still consistently delivering for our customers. Despite the effects of the pandemic, SWM delivered an outstanding year on all fronts."

“Fourth quarter results were a positive finish to the year. AMS saw organic sales growth of 21% in the quarter, driven by a strong rebound in transportation films which had been hampered by COVID-19 related headwinds. We also saw strong demand across filtration, anchored by our high-end air products, and continued growth in medical with facemask materials demonstrating strong end-market pull. For the year, AMS organic sales declined just 2%, a resilient performance given some of the pronounced challenges we faced mid-year, and we look to build on our fourth quarter momentum in 2021. Meanwhile, Engineered Papers capped off a banner 2020 in which our team overcame supply chain hurdles to meet increased customer demand for our higher value products. Overall, in addition to the positive financial results, we managed through COVID-19 related challenges, advanced several strategic projects on both the innovation and sales fronts, fully integrated Tekra and Trient, and improved our cost structure. We also feel we further solidified our relationships with our global customer base across both segments, proving SWM to be a highly dependable strategic supplier even in uncertain times."

Dr. Kramer concluded, "As we enter 2021, we are encouraged by the underlying fundamentals of our business and in our end-markets. While we would typically provide Adjusted EPS guidance at this juncture, our offer to acquire Scapa Group Plc, a UK public company, is subject to the jurisdiction of the UK Takeover Code, under which we are restricted in our ability to disclose any material new information relating to SWM or Scapa, or the offer for Scapa that has not previously been announced to the market. We plan to issue specific financial guidance for 2021 upon closing of the Scapa transaction. However, excluding the pending acquisition, we fully expect to grow adjusted EPS this year. Directionally, we would expect some normalization in EP profits, after a particularly strong 2020, more towards our recent multiyear trend line, good top and bottom line organic growth in AMS, and another year of robust free cash flow. In summary, SWM is well-positioned for another strong year. Further, as stated in our Scapa offer announcement, we believe the acquisition would significantly expand our capabilities, complement our existing end-markets, and propel SWM toward $1.5 billion of annualized sales with an enhanced growth profile. We look forward to executing on our strategic priorities in 2021, investing for growth, and creating value for our employees, customers, and shareholders."

Fourth Quarter 2020 Financial Results

Advanced Materials & Structures segment sales were $148.9 million, up 43%, including the benefit from the Tekra acquisition, while organic sales increased 21%. The organic sales growth was driven by rapid growth in transportation sales as that end-market rebounded sharply from COVID-19 related pressures earlier in 2020. Infrastructure and construction sales increased, also rebounding from COVID-19 related pressures. Sales into filtration end-markets were up double digits, driven by strong growth in air filtration, while all other filtration sub-segments increased as well. Medical end-markets increased, driven by continued robust volumes of facemask materials. Industrial products declined during the quarter. Of note, excluding the sharp rebound in transportation sales, AMS organic sales still increased 7%.

GAAP operating profit was $19.5 million, or 13.1% of sales, approximately double the prior year quarter. Adjusted operating profit was $26.1 million, up 65%, with margin up 230 basis points to 17.5%. Both GAAP and adjusted operating profit growth were driven by strong organic sales growth and the incremental benefit of the acquired Tekra business, as well as SG&A cost controls.

Engineered Papers segment sales were $130.5 million, down 3%, driven by a 3% volume increase and a 3% currency benefit (related to the Euro), offset by unfavorable price/mix of 9% versus the year-ago period when price/mix from certain high-value sales had a pronounced benefit. As disclosed below, full year 2020 price/mix was still favorable by 1%. Volumes benefited from only a modest decline in cigarette papers, which was more than offset by growth in Recon products, particularly in Heat-not-Burn.

GAAP operating profit was $23.5 million, or 18.0% of sales, down 23% due primarily to higher restructuring and plant closure expenses mostly related to the previously disclosed fourth quarter 2020 shutdown of the Company's Spotswood, New Jersey facility (disclosed in 3Q:20, and detailed below in full year 2020 results). Adjusted operating profit was $29.5 million, down 6%, with adjusted operating margin contracting 70 basis points to 22.6%. Margins decreased primarily due to the negative price/mix impacts referenced above. Currency movements resulted in a $4.3 million benefit to operating profit, mainly from the Euro and Brazilian Real.

Unallocated GAAP and adjusted expenses were each $19.7 million, versus $15.6 million for each in 4Q:19. Adjusted unallocated expenses increased $4.1 million, and were 7.1% of total sales, up 60 basis points. The increase in spending was nearly all attributable to expenses incurred related to consulting and acquisition diligence projects.

Consolidated sales were $279.4 million, up 17%, or up 15% absent favorable currency movements. Excluding the Tekra acquisition benefit, organic sales were up 7%. GAAP operating profit was $23.3 million, down 6%, and GAAP operating profit margin was 8.3%. Adjusted operating profit was $35.9 million, up 14%, and adjusted operating profit margin was 12.8%, down 40 basis points. Adjusted EBITDA was $46.9 million, up 15%, and adjusted EBITDA margin was 16.8%, down 30 basis points.

GAAP income was $15.3 million, down 24%; GAAP EPS was $0.48. GAAP EPS was impacted by $0.09 per share of higher (versus 4Q:19) overall restructuring and plant closure costs in the EP segment.

Adjusted income was $24.7 million, down 2%; Adjusted EPS was $0.77, and reflected a higher quarterly tax rate.

Interest expense was $7.7 million, up from $6.5 million; interest expense on debt increased $1.2 million due to higher average debt balances as a result of the Tekra acquisition. Other expense was $0.3 million, versus other income of $0.6 million in the prior year quarter.

The Company reported a tax rate of 19.0%, versus 12.7% in the prior year period. Excluding the impact of non-GAAP adjustments, the fourth quarter 2020 tax rate was 21.7% (the implied rate reflected in the Company's Adjusted EPS), versus 15.8% in the prior year quarter. The Company recorded a relatively low tax rate in the prior year quarter to reflect the Company's full year tax rate.

The Company's Chinese JVs contributed $0.09 to both GAAP and Adjusted EPS, versus $0.12 in the prior year quarter.

Net currency movements had a $4.4 million favorable impact on operating profits and the translation impact of net currency movements was positive $0.02 to both GAAP EPS and Adjusted EPS.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS (see non-GAAP reconciliation tables). The most significant adjustments to fourth quarter 2020 results were related to the planned Spotswood site shutdown and other cost reduction activities within the EP segment. During 4Q:20 the Company recorded restructuring costs of $4.2 million, primarily related to severance payments, which are reflected in the restructuring and impairment expenses on the consolidated income statement. The Company also recorded related site closure costs of $1.7 million primarily related to accelerated depreciation and spare parts inventory write-downs that are reflected in costs of goods sold on the income statement. Under GAAP these are not considered restructuring expenses. In aggregate, the $5.9 million of site shutdown costs are excluded from all adjusted financial metrics and equate to $0.13 per share.

In addition to the Spotswood shutdown costs and other restructuring activities, non-GAAP adjustments included purchase accounting expenses of $0.16 per share (purchase accounting expenses reflect the ongoing non-cash intangible asset amortization, as well as non-cash one-time inventory step-up charges, associated with AMS acquisitions). The most significant prior year quarter non-GAAP adjustments included purchase accounting expenses of $0.13 per share and $0.04 per share of restructuring expenses.

2020 Year-to-Date Financial Results

Advanced Materials & Structures segment sales were $543.5 million, up 14%, including the acquisition benefit from the Tekra acquisition, while organic sales decreased 2%. Medical sales were the strongest in the portfolio, growing double-digits, led by significant demand for facemask materials and specialty hospital products. Filtration sales increased slightly with strong air filtration growth offsetting mild softness in other areas. Industrial products also increased, largely due to higher demand for packaging films and materials for wind turbine manufacturing. COVID-19 related pressures drove declines in transportation and infrastructure and construction sales, however both end-markets rebounded in the fourth quarter, moderating the full year declines. Excluding transportation, AMS organic sales increased 1% versus 2019.

GAAP operating profit was $64.8 million, up 1%, which reflected higher purchase accounting expenses related to the Tekra acquisition. Adjusted operating profit was $91.2 million, up 6%, including the incremental profits from the Tekra acquisition, while margin contracted 120 basis points to 16.8%. The modest organic sales decline and the addition of the lower margin Tekra business contributed to the margin contraction, offsetting effective SG&A expense controls and lower raw material costs.

Engineered Papers segment sales were $530.9 million down 3%, with immaterial currency impacts. A volume decline of 3% was partially offset by positive price/mix performance of 1%. Price/mix benefited from a higher mix of high-value cigarette, Heat-not-Burn, and battery separator papers and a smaller proportion of lower-margin non-tobacco volumes compared to the prior year period. The 2020 volume decline was driven primarily by the continued strategic de-emphasis of lower margin non-tobacco volumes while tobacco-related papers declined modestly, in line with industry attrition.

GAAP operating profit was $116.8 million, down 2%, and included the $16.2 million of restructuring and site closure expenses, the majority of which related to the Spotswood, NJ facility as discussed above. Adjusted operating profit was $133.1 million, up 8%, with adjusted operating margin increasing 250 basis point to 25.1%. Adjusted profits and margins increased mainly due to positive price/mix impacts, cost structure improvements, lower raw material costs, and currency, which more than offset the impacts of lower volumes and the temporary site closures related to COVID-19 during the second quarter of 2020. Currency movements resulted in a $6.8 million benefit to operating profit, due mostly to lower local currency operating costs in Brazil.

Spotswood, NJ facility closure. During the third quarter, the Company reached an agreement with a large customer to shift production of papers purchased from the Company's Spotswood, New Jersey site (which exclusively served this customer) to other SWM facilities. As part of the transition, the Company worked collaboratively with the customer to co-develop a new production technology to better meet the customer's needs and SWM and the customer signed a new multi-year supply agreement. The Company shut down the Spotswood facility during the fourth quarter, and for full year 2020 incurred $11.7 million of restructuring and related site-closure costs which are excluded from adjusted financial metrics (see non-GAAP reconciliation tables). Of these expenses, $4.9 million were non-cash.

Unallocated GAAP and adjusted expenses were each $52.8 million and $52.7 million, respectively, versus $49.5 million for each in the prior year period. Adjusted unallocated expenses were up $3.2 million, and were 4.9% of total sales, up 10 basis points. The increase in spending was more than accounted for by expenses incurred related to consulting and acquisition diligence projects.

Consolidated sales were $1,074.4 million, up 5%, and currency impacts were immaterial. Excluding the Tekra acquisition benefit, organic sales declined 3%. GAAP operating profit was $128.8 million, down 4%, and GAAP operating profit margin was 12.0%. Adjusted operating profit was $171.6 million, up 8%, and adjusted operating profit margin was 16.0% up 40 basis points. Adjusted EBITDA was $212.9 million, up 8%, and adjusted EBITDA margin was 19.8%, up 50 basis points.

GAAP income was $83.8 million, down 2%; GAAP EPS was $2.66. GAAP EPS was impacted by $0.30 per share of higher (versus 2019) overall restructuring and plant closure costs, mostly in the EP segment.

Adjusted income was $115.6 million, up 5%; Adjusted EPS was $3.68.

Interest expense was $30.5 million, down from $36.1 million, with the decrease due mainly to $7.1 million of non-recurring interest expense in the prior year period related to Brazil tax assessments. Interest expense on debt was $30.5 million, up $1.5 million due to incremental debt related to the Tekra acquisition. Other expense was $1.0 million, unchanged versus the prior year period.

The Company reported a tax rate of 18.9%, versus 15.7% in the prior year period. Excluding the impact of non-GAAP adjustments, the year-to-date tax rate was 21.0% (the implied rate reflected in the Company's Adjusted EPS), versus 19.3% in the prior year period. The tax rate was affected by a change in the Company's geographic earnings mix and the varying tax rates across those jurisdictions and certain tax law changes.

The Company's Chinese JVs contributed $0.15 to both GAAP and Adjusted EPS, versus $0.13 per share in the prior year period.

Net currency movements were a $6.8 million benefit to operating profits and the translation impact of net currency movements was positive $0.06 to both GAAP EPS and Adjusted EPS.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS (see non-GAAP reconciliation tables). The most significant adjustments to year-to-date 2020 results were purchase accounting expenses of $0.63 per share (purchase accounting expenses reflect the ongoing non-cash intangible asset amortization, as well as non-cash one-time inventory step-up charges, associated with AMS acquisitions). The Company also recorded restructuring and impairment expenses and related site closure expenses which totaled $0.40 per share; these expenses were primarily in the EP segment and related mostly to the Spotswood, NJ site closure (discussed above). The most significant prior year period non-GAAP adjustments included purchase accounting expenses of $0.54 per share, $0.21 per share of expenses related to the Brazil tax assessments, and $0.10 per share of restructuring expenses.

Cash Flow, Debt, & Dividend

Year-to-date 2020 cash provided by operating activities was $161.6 million, up $1.3 million. The Company's working capital-related cash outflows were $5.7 million, compared to $1.8 million in the prior year period, with the increase in outflows stemming from higher receivables associated with the strong organic sales growth during 4Q:20 in AMS.

Capital spending and capitalized software totaled $33.3 million, down $0.8 million, and below the $40 million to $45 million capital expenditure guidance the Company provided in February 2020. In response to COVID-19 related impacts to certain end-markets, management continues to monitor cash flow trends and has deferred some discretionary capital spending originally planned for 2020. Year-to-date free cash flow was $128.3 million up $2.1 million.

On March 13, 2020, the Company closed on the Tekra acquisition. The total net cash consideration of $169.3 million was comprised of the originally announced $155.0 million purchase price as well as customary post-closing adjustments, which relate primarily to tax benefits expected to be realized by the Company. The Company funded the transaction using its previously undrawn credit revolver.

Total debt was $593.3 million as of December 31, 2020, up $50.6 million from year end 2019, and total cash was $54.7 million; net debt was $538.6 million on December 31, 2020, up $98.9 million. These debt figures reflect the Tekra acquisition financing. The Company's total debt is comprised primarily of $50 million of borrowings under the revolving credit facility, which is due in 2023 and represents the Company's nearest material debt maturity, $195.5 million of an outstanding term loan due in 2025, and $350 million of senior notes due in 2026 (these amounts do not sum to total debt due mainly to unamortized discount and issuance costs). The Company's liquidity position is $500 million, consisting of approximately $55 million of cash and $445 million of revolver availability. Management believes current cash balances, anticipated cash generation, and borrowing capacity will be sufficient to fund the Company's operating needs and financial obligations, including dividend payments.

Pursuant to the terms of the Company's credit agreement, net debt to adjusted EBITDA was 2.3x as of December 31, 2020, up from 2.1x from year end 2019, due primarily to financing the Tekra acquisition.

The Company announced a quarterly cash dividend of $0.44 per share. The dividend will be payable on March 26, 2021 to stockholders of record as of March 12, 2021. During 2020, the Company has paid dividends to stockholders totaling $55.0 million.

Conference Call

SWM will hold a conference call to review fourth quarter 2020 and full year results with investors and analysts at 8:30 a.m. Eastern time on Thursday, February 19, 2021. The earnings conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Company’s website at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s website shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the Company's website under the Investor Relations section in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading global performance materials company. Our highly engineered papers, films, nets and nonwovens are designed and manufactured using natural fibers and polymers for a variety of industries and applications. We provide our customers with critical components that enhance the performance of their products. End markets served include filtration, transportation, infrastructure and construction, medical, industrial, tobacco, energy, food services and home décor. SWM and its subsidiaries manufacture on four continents, conduct business in over 90 countries and employ approximately 3,600 people worldwide. For further information, please visit SWM’s website at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws that are subject to the safe harbor created by such laws and other legal protections. Forward-looking statements include, without limitation, those regarding future performance, capital expenditures, future market and EPS trends, sales and volume trends, growth prospects, currency rates and trends and impact on EPS, future cash flows, effective tax rates, planned investments, impacts of the COVID-19 pandemic on our operations, profitability, and cash flow, the expected benefits of the pending offer to acquire Scapa Group Plc and other statements generally identified by words such as "believe," "expect," "intend," "guidance," "plan," "forecast," "potential," "anticipate," "confident," "project," "appear," "future," "should," "likely," "could," "may," "typically," "will," and similar words.

These forward-looking statements are prospective in nature and not based on historical facts, but rather on current expectations and on numerous assumptions regarding the business strategies and the environment in which our business shall operate in the future and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. No assurance can be given that such expectations will prove to have been correct and persons reading this presentation are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this press release. These statements are not guarantees of future performance and are subject to certain risks, uncertainties (some of which are beyond the Company’s control) and assumptions that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, the following factors:

•Risks associated with pandemics and other public health emergencies, including the continued spread and impact of, and the governmental and third party response to, the COVID-19 pandemic;

•The impact of mandatory business closures, limits on non-essential travel, “social or physical distancing” guidelines, “shelter-in-place” mandates and similar governmental and private measures taken to combat the spread of COVID-19;

•Changes in sales or production volumes, pricing and/or manufacturing costs of Recon products, cigarette paper (including for LIP cigarettes), including any change by our customers in their tobacco and tobacco-related blends for their cigarettes, their target inventory levels and/or the overall demand for their products, new technologies such as e-cigarettes, inventory adjustments and rebalancings in our EP segment. Additionally, competition and changes in AMS end-market products due to changing customer demands;

•Changes in the Chinese economy, including relating to the demand for reconstituted tobacco, premium cigarettes and netting and due to impact of tariffs;

•Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company's understanding of, and entry into, new industries and technologies;

•Changes in the source and intensity of competition in our commercial segments. We operate in highly competitive markets in which alternative supplies and technologies may attract our customers away from our products. In addition, our customers may, in some cases, produce for themselves the components that the Company sells to them for incorporation into their products, thus reducing or eliminating their purchases from us;

•Our ability to attract and retain key personnel, due to our prior restructuring actions, the tobacco industry in which we operate or otherwise;

•Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonality factors that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•Seasonal or cyclical market and industry fluctuations which may result in reduced net sales and operating profits during certain periods;

•Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins, which could impact the sales and profitability of our products;

•Adverse changes in the oil, gas, automotive, construction and infrastructure, and mining sectors impacting key AMS segment customers;

•Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs;

•Employee retention and labor shortages;

•Changes in employment, wage and hour laws and regulations in the U.S., France and elsewhere, including the loi de Securisation de l'emploi in France, unionization rule and regulations by the National Labor Relations Board in the U.S., equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•Labor strikes, stoppages, disruptions or other disruptions at our facilities;

•The impact of tariffs, and the imposition of any future additional tariffs and other trade barriers, and the effects of retaliatory trade measures;

•Existing and future governmental regulation and the enforcement thereof, for example relating to the tobacco industry, taxation and the environment (including the impact thereof on our Chinese joint ventures);

•New reports as to the effect of smoking on human health or the environment;

•Changes in general economic, financial and credit conditions in the U.S., Europe, China and elsewhere, including the impact thereof on currency exchange rates (including any weakening of the Euro and Real) and on interest rates and the effects of the ongoing discussions between the U.K. and European Union to determine the terms of the U.K.'s withdrawal from the European Union;

•Changes in the method pursuant to which LIBOR rates are determined and the phasing out of LIBOR after 2021;

•Changes in the manner in which we finance our debt and future capital needs, including potential acquisitions;

•The success of, and costs associated with, our current or future restructuring initiatives, including the granting of any needed governmental approvals and the occurrence of work stoppages or other labor disruptions;

•Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•The failure of one or more material suppliers, including energy, resin and pulp suppliers, to supply materials as needed to maintain our product plans and cost structure;

•International conflicts and disputes, which restrict our ability to supply products into affected regions, due to the corresponding effects on demand, the application of international sanctions, or practical consequences on transportation, banking transactions, and other commercial activities in troubled regions;

•Compliance with the FCPA and other anti-corruption laws or trade control laws, as well as other laws governing our operations;

•The pace and extent of further international adoption of LIP cigarette standards and the nature of standards so adopted;

•Risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, accounting standards, transparency and customer relations, among others;

•A failure in our risk management and/or currency or interest rate swaps and hedging programs, including the failures of any insurance company or counterparty;

•The number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings, litigation and/or amnesty programs, including those in Brazil, France and Germany;

•The outcome and cost of LIP-related intellectual property infringement and validity litigation in Europe and the Glatz's German Patent Court invalidation proceedings;

•Risks associated with our technological advantages in our intellectual property and the likelihood that our current technological advantages are unable to continue indefinitely;

•Risks associated with acquisitions or other strategic transactions, including acquired liabilities and restrictions, retaining customers from businesses acquired, achieving any expected results or synergies from acquired businesses, complying with new regulatory frameworks, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions, including in countries where we do not currently have a material presence;

•Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

•Risks associated with our global asset realignment initiatives, including: changes in tax law, treaties, interpretations, or regulatory determinations; audits made by applicable regulatory authorities and/or our auditor; and our ability to operate our business in a manner consistent with the regulatory requirements for such realignment;

•Increased taxation on tobacco-related products;

•Costs and timing of implementation of any upgrades or changes to our information technology systems;

•Failure by us to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information;

•Changes in tax rates, the adoption of new U.S. or international tax legislation or exposure to additional tax liabilities;

•Changes in construction and infrastructure spending and its impact on demand for certain products;

•Potential loss of consumer awareness and demand for acquired companies’ products if it is decided to rebrand those products under the Company’s legacy brand names; and

•Other factors described elsewhere in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. Forward-looking statements herein are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such and should only be viewed as historical data. The financial results reported in this release are unaudited.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, September 30, 2020, and other reports we file with the SEC from time to time, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this release. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses, plant closure expenses, certain purchase accounting adjustments related to AMS segment acquisitions, interest expense, the effect of income tax provisions and other tax impacts, capital spending, capitalized software costs, and depreciation and amortization. This press release also provides certain information regarding the Company's financial results excluding currency impacts. This information estimates the impact of changes in foreign currency rates on the translation of the Company's current financial results as compared to the applicable comparable period and is derived by translating the current local currency results into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. Financial measures which exclude or include these items have not been determined in accordance with accounting principles generally accepted in the United States (GAAP) and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP are included in the financial schedules attached to this release.

The Company believes that the presentation of non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency on the information used by the Company’s management in its financial and operational decision-making. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates the Company's financial performance. Management believes that providing this information enables investors to better understand the Company’s operating performance and financial condition. These non-GAAP financial measures are not calculated or presented in accordance with, and are not intended to be considered in isolation or as alternatives or substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP, and should be read only in conjunction with the Company's financial measures prepared and presented in accordance with GAAP. The non-GAAP financial measures used in this release may be different from the measures used by other companies.

SOURCE SWM:

CONTACT

Andrew Wamser
Chief Financial Officer
+1-770-569-4271

Or

Mark Chekanow
Director of Investor Relations
+1-770-569-4229

Website: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,
	2020	2019	% Change
Net sales	$279.4	$238.5	17.1%
Cost of products sold	199.9	167.6	19.3
Gross profit	79.5	70.9	12.1

Selling expense	9.6	7.9	21.5
Research and development expense	3.4	3.4	—
General expense	39.0	33.1	17.8
Total nonmanufacturing expenses	52.0	44.4	17.1

Restructuring and impairment expense	4.2	1.7	N.M.
Operating profit	23.3	24.8	(6.0)
Interest expense	7.7	6.5	18.5
Other (expense) income, net	(0.3)	0.6	N.M.
Income from continuing operations before income taxes and income from equity affiliates	15.3	18.9	(19.0)

Provision for income taxes	2.9	2.4	20.8
Income from equity affiliates, net of income taxes	2.9	3.7	(21.6)
Income from continuing operations	15.3	20.2	(24.3)
Net income	$15.3	$20.2	(24.3)%

Net income per share - basic:
Income per share from continuing operations	$0.49	$0.65	(24.6)%
Net income per share – basic	$0.49	$0.65	(24.6)%

Net income per share – diluted:
Income per share from continuing operations	$0.48	$0.64	(25.0)%
Net income per share – diluted	$0.48	$0.64	(25.0)%

Cash dividends declared per share	$0.44	$0.44

Weighted average shares outstanding:

Basic	30,914,300	30,663,500

Diluted	31,355,900	30,939,000

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Year Ended December 31,
	2020	2019	% Change
Net sales	$1,074.4	$1,022.8	5.0%
Cost of products sold	766.1	732.8	4.5
Gross profit	308.3	290.0	6.3

Selling expense	36.9	33.7	9.5
Research and development expense	13.8	13.5	2.2
General expense	116.9	105.1	11.2
Total nonmanufacturing expenses	167.6	152.3	10.0

Restructuring and impairment expense	11.9	3.7	N.M.
Operating profit	128.8	134.0	(3.9)
Interest expense	30.5	36.1	(15.5)
Other expense, net	(1.0)	(1.0)	—
Income from continuing operations before income taxes and income from equity affiliates	97.3	96.9	0.4

Provision for income taxes	18.4	15.2	21.1
Income from equity affiliates, net of income taxes	4.9	4.1	19.5
Income from continuing operations	83.8	85.8	(2.3)
Net income	$83.8	$85.8	(2.3)%

Net income per share - basic:
Income per share from continuing operations	$2.68	$2.78	(3.6)%
Net income per share – basic	$2.68	$2.78	(3.6)%

Net income per share – diluted:
Income per share from continuing operations	$2.66	$2.76	(3.6)%
Net income per share – diluted	$2.66	$2.76	(3.6)%

Cash dividends declared per share	$1.76	$1.76

Weighted average shares outstanding:

Basic	30,832,700	30,652,200

Diluted	31,104,200	30,838,300

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)

	December 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$54.7	$103.0
Accounts receivable, net	148.5	143.2
Inventories	179.7	161.4
Other current assets	13.5	19.9
Property, plant and equipment, net	339.0	330.3
Goodwill	403.7	337.4
Other noncurrent assets	445.8	376.5
Total Assets	$1,584.9	$1,471.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$2.8	$1.9
Other current liabilities	164.1	155.7
Long-term debt	590.5	540.8
Pension and other postretirement benefits	36.5	31.6
Deferred income tax liabilities	45.1	48.2
Long-term income tax payable	17.7	21.4
Other noncurrent liabilities	78.6	74.4
Stockholders’ equity	649.6	597.7
Total Liabilities and Stockholders’ Equity	$1,584.9	$1,471.7

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in millions)
(Unaudited)

	Year Ended December 31,
	2020	2019
Operating
Net income	$83.8	$85.8
Non-cash items included in net income:
Depreciation and amortization	72.2	57.7
Impairments	—	1.1
Deferred income tax	(5.2)	(3.4)
Pension and other postretirement benefits	3.7	2.6
Stock-based compensation	8.8	7.7
Income from equity affiliates	(4.9)	(4.1)
Brazil tax assessment accruals, net	—	10.9
Long-term income tax payable	(0.5)	(0.6)
Cash dividends received from equity affiliates	2.7	2.6
Other items	6.7	1.8
Changes in operating working capital	(5.7)	(1.8)
Cash provided by operations	161.6	160.3

Investing
Capital spending	(30.1)	(28.6)
Capitalized software costs	(3.2)	(5.5)
Acquisitions, net of cash acquired	(169.3)	—
Proceeds from sale of assets	0.5	14.7
Other investing	(1.0)	4.6
Cash used in investing	(203.1)	(14.8)

Financing
Cash dividends paid to SWM stockholders	(55.0)	(54.4)
Changes in short-term debt	—	(0.1)
Proceeds from issuances of long-term debt	212.7	19.1
Payments on long-term debt	(165.3)	(99.5)
Purchases of common stock	(1.0)	(0.9)
Cash used in financing	(8.6)	(135.8)

Effect of exchange rate changes on cash and cash equivalents	1.8	(0.5)

(Decrease) increase in cash and cash equivalents	$(48.3)	$9.2

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	Three Months Ended December 31,			Year Ended December 31,
	2020	2019	% Change	2020	2019	% Change
AMS	$148.9	$103.9	43.3%	$543.5	$477.2	13.9%
EP	130.5	134.6	(3.0)%	530.9	545.6	(2.7)%
Total Consolidated	$279.4	$238.5	17.1%	$1,074.4	$1,022.8	5.0%

Operating Profit
	Three Months Ended December 31,				Year Ended December 31,
			Return on Net Sales				Return on Net Sales
	2020	2019	2020	2019	2020	2019	2020	2019
AMS	$19.5	$9.7	13.1%	9.3%	$64.8	$64.3	11.9%	13.5%
EP	23.5	30.7	18.0%	22.8%	116.8	119.2	22.0%	21.8%
Unallocated	(19.7)	(15.6)			(52.8)	(49.5)
Total Consolidated	$23.3	$24.8	8.3%	10.4%	$128.8	$134.0	12.0%	13.1%

Non-GAAP Adjustments to Operating Profit
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
AMS - Restructuring & Impairment Expenses	$0.1	$1.1	$0.6	$1.1
AMS - Purchase Accounting Adjustments	6.5	5.0	25.8	20.3
EP - Restructuring & Impairment Expenses, plant closure expenses, and Tax Assessment	6.0	0.6	16.3	4.1
Unallocated	—	—	0.1	—
Total Consolidated	$12.6	$6.7	$42.8	$25.5

Adjusted Operating Profit *
	Three Months Ended December 31,				Year Ended December 31,
			Return on Net Sales				Return on Net Sales
	2020	2019	2020	2019	2020	2019	2020	2019
AMS	$26.1	$15.8	17.5%	15.2%	$91.2	$85.7	16.8%	18.0%
EP	29.5	31.3	22.6%	23.3%	133.1	123.3	25.1%	22.6%
Unallocated	(19.7)	(15.6)			(52.7)	(49.5)
Total Consolidated	$35.9	$31.5	12.8%	13.2%	$171.6	$159.5	16.0%	15.6%

* Adjusted Operating Profit, a non-GAAP financial measure, is calculated by adding Restructuring & Impairment Expenses and Purchase Accounting Adjustments to Operating Profit.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Operating profit	$23.3	$24.8	$128.8	$134.0
Plus: Restructuring and impairment, and plant closure expenses	6.0	1.7	16.9	3.7
Plus: Purchase accounting adjustments	6.5	5.0	25.8	20.3
Plus: Brazil tax assessments	—	—	—	1.5
Adjusted Operating Profit	$35.8	$31.5	$171.5	$159.5

Income	$15.3	$20.2	$83.8	$85.8
Plus: Restructuring and impairment expense	4.2	1.7	11.9	3.7
Less: Tax impact of restructuring and impairment expense	(1.1)	(0.4)	(3.1)	(0.7)
Plus: Plant closure	1.7	—	4.9	—
Less: Tax impact of plant closure	(0.4)	—	(1.1)	—
Plus: Purchase accounting adjustments	6.5	5.0	25.8	20.3
Less: Tax impact of purchase accounting adjustments	(1.6)	(0.9)	(6.3)	(3.7)
Plus: Brazil tax assessments	0.1	—	0.1	10.8
Less: Tax impact of Brazil tax assessments	—	(0.1)	—	(4.2)
Less: Transitional Tax Adjustment	—	—	—	(0.6)
Less: Tax legislative changes, net of other discrete items	—	—	(0.4)	(0.8)
Less: RTL-Philippine sale gain	—	(0.3)	—	(0.3)
Adjusted Income	$24.7	$25.2	$115.6	$110.3

Earnings per share - diluted	$0.48	$0.64	$2.66	$2.76
Earnings per share from continuing operations	0.48	0.64	2.66	2.76
Plus: Restructuring and impairment expense	0.13	0.05	0.38	0.12
Less: Tax impact of restructuring and impairment expense	(0.04)	(0.01)	(0.10)	(0.02)
Plus: Plant closure	0.06	—	0.16	—
Less: Tax impact of plant closure	(0.02)	—	(0.04)	—
Plus: Purchase accounting adjustments	0.21	0.16	0.83	0.66
Less: Tax impact of purchase accounting adjustment	(0.05)	(0.03)	(0.20)	(0.12)
Plus: Brazil tax assessments	—	—	—	0.35
Less: Tax impact of Brazil tax assessments	—	—	—	(0.14)
Less: Transitional Tax Adjustment	—	—	—	(0.02)
Less: Tax legislative changes, net of other discrete items	—	—	(0.01)	(0.03)
Less: RTL-Philippine sale gain	—	(0.01)	—	(0.01)
Adjusted Earnings Per Share - Diluted	$0.77	$0.80	$3.68	$3.55

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income	$15.3	$20.2	$83.8	$85.8
Income from continuing operations	15.3	20.2	83.8	85.8
Plus: Interest expense on debt	7.7	6.5	30.5	29.0
Plus: Interest expense on Brazil tax assessments	0.1	—	0.1	7.1
Plus: Provision for income taxes	2.9	2.4	18.4	15.2
Plus: Depreciation and amortization	19.3	14.4	70.1	58.0
Plus: Restructuring and impairment expense	4.2	1.7	11.9	3.7
Plus: Inventory write-down expense related to plant closure	—	—	2.0	—
Plus: Income from equity affiliates	(2.9)	(3.7)	(4.9)	(4.1)
Plus: Other expense (income), net	0.3	(0.6)	1.0	1.0
Plus: Brazil tax assessments	—	—	—	1.5
Adjusted EBITDA from continuing operations	$46.9	$40.9	$212.9	$197.2

AMS adjusted EBITDA	$30.1	$19.3	$106.7	$99.2
EP adjusted EBITDA	36.3	37.0	158.0	146.6
Unallocated adjusted EBITDA	(19.5)	(15.4)	(51.8)	(48.6)
Adjusted EBITDA from continuing operations	$46.9	$40.9	$212.9	$197.2

Cash provided by operating activities	$54.1	$41.4	$161.6	$160.3
Less: Capital spending	(9.4)	(8.6)	(30.1)	(28.6)
Less: Capitalized software costs	(0.4)	(1.6)	(3.2)	(5.5)
Free Cash Flow	$44.3	$31.2	$128.3	$126.2

			December 31, 2020	December 31, 2019

Total Debt			$593.3	$542.7
Less: Cash			54.7	103.0
Net Debt			$538.6	$439.7